Exhibit 99.1

Corporate

Investor Relations

Conceptus

Lippert/Heilshorn & Associates

Gregory Lichtwardt, CFO

Kim Sutton Golodetz

(650) 628-4791

(212) 838-3777

glichtwardt@conceptus.com	kgolodetz@lhai.com

Bruce Voss
(310) 691-7100
bvoss@lhai.com

Media
Conceptus
Rebecca Squires
(650) 628-4909
Rebecca_Squires@conceptus.com

# #

SAN CARLOS, Calif.—(BUSINESS WIRE)—Sept. 23, 2005—Conceptus, Inc. (Nasdaq:CPTS - News), developer of the Essure® non-incisional permanent birth control procedure, today announced U.S. Food and Drug Administration (FDA) approval to terminate the Company’s post-approval study with physicians newly trained in performing the Essure procedure due to the positive placement data obtained to date.

The purpose of the post-approval study, required by FDA as a condition of the November 2002 approval of the Essure system, was to determine the rate of successful bilateral placements of the Essure micro-inserts at first attempt with a large number of newly trained physicians who were not part of the previous clinical studies. Although treatment of the total number of patients required by FDA had not been completed, the data obtained to date provided the Company with the ability to request an early termination of the study.

Because of this ruling, the PMA Supplement submitted in March 2005 has been re-classified as a Final Report. This will require the Company to submit a new PMA Supplement for the bilateral placement rate claims for which it is seeking FDA approval in order to update the labeling for the Essure system.

“We are pleased with the FDA action which underscores the ease with which the Essure procedure can be performed,” stated Mark Sieczkarek, president and CEO of Conceptus. “We are hopeful that approval of our PMA Supplement will be quick since the data has already been reviewed in the final report of the post-approval study. We remain confident that the updated bilateral placement rate will be at least 92%.”

About the Essure Procedure

The Essure procedure deploys a soft micro-insert into the fallopian tube through the cervix using a minimally invasive transcervical tubal access catheter. Once in place, the device is designed to elicit tissue growth in and around the micro-insert to form an occlusion or blockage in the fallopian tube. An Essure procedure does not require cutting or penetrating the abdomen and can be performed in a less costly procedure setting without general anesthesia. A woman is able to return home about 45 minutes after the procedure is completed. There is a three-month waiting period after the procedure during which women must use another form of birth control. The Essure procedure is 99.80% effective after four years of follow-up. The Essure procedure has been demonstrated in a small portion of the women undergoing clinical studies to be 99.74% effective based on 5 years of follow-up. Five year follow-up of all patients in clinical trials is ongoing.

About Conceptus

Conceptus, Inc. manufactures and markets the Essure Permanent Birth Control system, an innovative medical device and procedure designed to provide a non-incisional alternative to tubal ligation, which is currently the leading form of birth control worldwide. The availability of the Essure procedure in the U.S. is expected to open up a market currently occupied by incisional tubal ligation and vasectomy, which combined account for over 1 million procedures annually.

Additional information about the Essure procedure is available at www.essure.com or by calling the Essure Information Center at 1-877-ESSURE1. Additional information about Conceptus is available at www.conceptus.com or by calling 1-877-ESSURE2.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. The approval by the FDA of an improved placement rate, the revised rate and the timing of any such approval, among other matters discussed in this release, may differ significantly from the discussion of such matters in the forward-looking statements. Such differences may be based upon factors within the Company’s control such as strategic planning decisions by management and re-allocation of internal resources, or on factors outside the Company’s control such as decisions by insurance companies and marketing partners, delays by regulatory authorities, scientific advances by third parties and introduction of competitive products, as well as those factors set forth in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q, and other filings with the Securities and Exchange Commission.

Contact:

Conceptus, Inc.

Corporate:

Gregory Lichtwardt, 650-628-4791

glichtwardt@conceptus.com

Media:

Rebecca Squires, 650-628-4909

Rebecca_Squires@conceptus.com

or

Investor Relations:

Lippert/Heilshorn & Associates

Kim Sutton Golodetz, 212-838-3777

kgolodetz@lhai.com

Bruce Voss, 310-691-7100

bvoss@lhai.com